Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

FORM F-3

(Form Type)

Genius Sports Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Ordinary Shares, nominal value $0.01 per share	Rule 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)

Fees to Be Paid	Debt	Debt Securities	Rule 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)

Fees to Be Paid	Other	Warrants	Rule 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)

Fees to Be Paid	Other	Purchase Contracts	Rule 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)

Fees to Be Paid	Other Unallocated (Universal) Shelf	Units	Rule 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due

(1)

There are being registered hereunder such indeterminate number of the securities of each identified class being registered as may be sold by Genius Sports Limited (the “Registrant”) from time to time at indeterminate prices.

(2)

In accordance with Rule 456(b) and 457(r) under the Securities Act of 1933, as amended, the Registrant is deferring payment of the registration fee with respect to these securities. Registration fees will be paid subsequently on a “pay as you go” basis. The Registrant will calculate the registration fee applicable to an offer of the securities of each identified class pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment.